Exhibit 10.2

FORM OF SECOND SEPARATION AGREEMENT AND GENERAL RELEASE
BETWEEN
KARI STENSLIE AND FIRST SAVINGS BANK NORTHWEST

This Second Separation Agreement and General Release (“Agreement”) is between Kari Stenslie (“Employee”) and First Savings Bank Northwest, a Washington corporation (“Employer”), collectively, the “Parties.”

This Agreement is dated July 1, 2013 for reference purposes, which is the date that Employer delivered this Agreement to Employee for consideration.

Based on the above recitals, the Parties agree that the following terms will apply only if all conditions of this Agreement are met:

ARTICLE 1.  SEVERANCE POLICY

1.1  Employer has adopted a Severance Policy, a copy of which has been provided to Employee on July 1, 2013.  The Severance Policy is incorporated by reference as if fully set forth herein.

1.2  Provided that he or she is a Qualified Employee and complies with the Eligibility Criteria in the Severance Policy, and is not subject to any Disqualification Events, Employee is entitled to receive certain Severance Benefits under the Severance Policy.

1.3  Among those Eligibility Criteria, the Employee must sign a Separation Agreement and General Release to receive severance benefits provided under that policy.  Employee acknowledges that he or she has had adequate time to review the Severance Policy and this Second Separation Agreement and General Release, and an adequate opportunity to consult with counsel regarding the same, and is voluntarily signing this Agreement no earlier that September 15, 2013, and no later than September 30, 2013.

ARTICLE 2.  EMPLOYER’S OBLIGATIONS

2.1  Severance Benefits.  Provided that Employee fully complies with the Eligibility Criteria in the Severance Policy, is not subject to any Disqualification Events and fully complies with this Agreement, Employee will receive the following:  Severance Payments:  Twelve (12) weeks of Employee’s salary, subject to all applicable taxes and withholdings and all authorized deductions.

2.2  Payment Schedule.  Severance Payments in Paragraph 2.1 above shall be made in one lump sum on the first regular payroll date following Effective Date (defined below).

ARTICLE 3.  EMPLOYEE’S OBLIGATIONS

3.1  Authority.  Employee represents and warrants that he or she has all necessary authority to enter into this Agreement (including, on behalf of his or her marital community or registered domestic partnership, if any) and that Employee has not transferred any interest in any claims to his or her spouse, registered domestic partner or any third party.

3.2  Cooperation Regarding Other Claims and Preservation of Privilege.  If any claim is asserted by or against Employer as to which Employee has relevant knowledge, Employee will reasonably cooperate with Employer in the prosecution or defense of that claim by providing truthful information and testimony as reasonably requested by Employer.  Employee will also continue to respect and preserve the attorney-client privilege and work product doctrine as to those legal matters to which he or she was privy during employment.

3.3  Agreement Confidentiality.  As further specific consideration, Employee agrees that the terms of this Agreement are intended to be confidential between the Parties.  Except in response to a lawful subpoena, court order or governmental administrative request, or as otherwise permitted by law, Employee will not disclose the existence or discuss terms of this Agreement with any third party, including, but not limited to, any current or former employee of Employer.  Employee agrees to immediately notify Employer of any request for disclosure.  The sole exceptions to Confidentiality are that Employee may discuss the terms of this Agreement with his or her spouse or registered domestic partner, attorney(s), or financial advisor(s), so long as Employee advises them that he or she is bound by a strict confidentiality clause and that their disclosure shall constitute a breach of his or her obligations.

3.4  Competition and Prohibited Activity.  During the Severance Period, Employee agrees that he or she will not engage in any Prohibited Activity.  “Severance Period” means the period during which severance payments are made to Employee.  “Prohibited Activity” means any of the following actions by Employee during the Severance Period:

(a)  communicating or divulging any trade secrets, confidential information, knowledge or data relating to Employer and any business affiliate of Employer to anyone other than Employer and/or those designated by Employer’s President and Chief Executive Officer; or

(b)  directly or indirectly, for Employee’s benefit or for the benefit of any other person, firm or entity, doing any of the following:

(i)  Soliciting for any customer that is doing business with Employer, or any of its subsidiaries or affiliates as of the date of termination, any business of the same or of a similar nature to the business of Employer, or its subsidiaries and affiliates with such customer; or

(ii)  Using any information obtained while in the employ of Employer to solicit business for the Employee, for any person or entity employing Employee following his or her departure from Employer, and/or for the benefit of any other person or entity; or

(iii)  Soliciting the employment or services of any person employed by Employer, including in the capacity of a consultant, for a period of twelve (12) months following the Employee’s departure from Employer; however, this clause should not be read to prevent Employee from retaining a consultant on behalf of a new employer;

(iv)  Disclosing or divulging the identity of any entity that Employer has considered acquiring or any entity that may be considering acquiring a controlling interest in Employer or any merger candidate or any information related to the financial condition of Employer;

(v)  Otherwise knowingly interfering with the business or accounts of Employer or its subsidiaries or affiliates.

3.5  Non-Disclosure.  During and at all times after the Effective Date of this Agreement, Employee will not disclose to any person or entity, without Employer’s prior consent, any confidential or secret information, and/or trade secrets, whether prepared by Employee or other individuals employed by or affiliated with Employer, including but not limited to Employer’s agents, representatives, contractors or vendors.  Employee understands that the following are considered confidential and secret information and the sole and exclusive property of Employer and to the extent legally permitted, are also considered to be a trade secrets and shall remain the property of Employer and shall at all times be subject to Employer’s control, direction and ownership:  (a) customer or borrower names, client addresses and identifying data, customer history, customer plans/projects for future purchases, and contractual arrangements with customers; (b) any personal or financial information related to any customer of Employer; (c) vendor or contractor information of any type; (d) contractual arrangements with suppliers, developers, contractors, and vendors; (e) any information related to Employer’s accounts payable or accounts receivable and any financial information or information related to or disclosed to the FDIC, or any regulatory information; (f) business, pricing, advertising, marketing, and/or management methods and referral sources; (g) finances, strategies, systems, research, surveys, plans, reports, recommendations and conclusions; (h) names, addresses of clients and/or arrangements with clients or other information that in any way relates to Employer’s customers, potential customers, suppliers, vendors, officers, directors, shareholders, representatives, and any other persons or entities who have business relationships with Employer, who are prospects for business relationships with Employer, or who have referred individuals or entities to Employer; (i) copyrighted information, regulatory information or data, technical information, or any documents that are created or utilized in support thereof, and any business work product; (j) costs, operating, and other management information systems; (k) the name of any company, business, all or any substantial part of which is or at any time was a candidate for potential acquisition by Employer (this includes merger candidates, individuals or entities with whom Employer is or has contemplated entering into a joint venture with, and/or entities that may desire to acquire Employer), together with all analysis and other information which Employer has generated, compiled or otherwise obtained with respect to such candidate, business or potential acquisition, or with the respect to the potential effect that such acquisition, merger or joint venture may have on Employer’s business, assets, financial results, or prospects; (l) passwords, access codes, “back doors” to Employer’s computer network including any secondary administrative accounts/passwords, the existence of any holes, documented and undocumented, in Employer’s firewalls, any vulnerability of Employer’s computer system, software keys, software licenses, computer and network configuration, methods to access firewalls, IP addresses, any protocols relating to remote access of Employer’s computers and/or network server, email addresses, computer data, back up processes, account numbers, and/or any data related to Employer’s employees, including but not limited to any actions that could result in the theft of the identity of employees, clients, vendors, contractors, subcontractors, and principals of Employer; and (m) all products, correspondence, reports, records, charts, advertising materials, plans, manuals, software, intellectual property of any sort, memoranda, lists, and other property complied or produced by Employer, or delivered to Employee by or on behalf of Employer, or by Employer clients, contractors, developers, subcontractors, and/or vendors.  Nothing in this Paragraph shall prevent Employee from complying with her obligations to provide information as required by law, including without limitation, if compelled to do so by Subpoena.

3.6  Non-Disparagement.  As further specific consideration for Employer’s obligations to Employee under the terms of this Agreement, Employee agrees not to make any statements before or after separation from employment, either written or verbal, to any third party, including any member of the media or any client, vendors, contractor, subcontractor, or Employer’s current or former employees, that is designed to embarrass or disparage Employer, its services, practices, or employees.  Employee acknowledges that a violation of this paragraph shall constitute a material breach of this Agreement.  If the Employer’s Board of Directors determines in good faith that Employee has made such disparaging statements, Employer may immediately cease payment of Severance Benefits due under the terms of this Agreement in addition to pursuing any other legal action.  Likewise, Employer’s Executive Team (Chief Financial Officer, Chief Lending Officer, Chief Credit Officer, Chief Operating Officer, and Chief Executive Officer) agrees not to make any statements before or after separation from employment, either written or verbal, to any third party, including any member of the media or any client, vendor, contractor, subcontractor, or Employer’s current or former employees, that is designed to embarrass or disparage Employee.  If Employer is contacted by a third party to check references, Employer will follow its normal policy and practice and confirm only Employee’s positions and dates of employment.

3.7  Waiver and Release.

(a) Employee hereby releases and forever discharges any and all of the “Released Parties” (defined below) from any and all claims of any kind, known or unknown, that arose on or before the date that he/she signed this Agreement, including without limitation, claims for:

•
wrongful termination or constructive discharge, including claims based on violation of public policy; breach of agreements, representations, policies or practices related to Employee’s relationship with any Released Party; or based on any legal obligation owed by any Released Party;

•
violation of federal, state, or local laws, ordinances, or executive orders prohibiting discrimination, harassment or retaliation, or requiring accommodation, on the basis of race, ancestry, creed, color, religion, national origin, pregnancy, childbirth or related medical conditions, families with children, sex, genetic information, marital status, sexual orientation, gender expression or gender identity, political ideology, age, honorably discharged veteran or military status, sensory, physical, or mental impairment or other legally protected characteristic or activity;

•	wages (including overtime pay) or compensation of any kind (including attorney’s fees or costs) to the fullest extent permitted by law;

•
tortious interference with contract or expectancy; fraud or negligent misrepresentation; breach of privacy, defamation or libel; intentional or negligent infliction of emotional distress; unfair labor practices; breach of fiduciary duty; or any other tort;

•
violation of the Washington Law Against Discrimination; the Washington Prohibited Employment Practices Law; the Washington Minimum Wage Act; Washington’s Little Norris-LaGuardia Act; the Washington Family Leave Act; the Washington Family Care Act; the Washington Military Family Leave Act; the Washington law permitting leave for victims of domestic violence, sexual assault or stalking; the Washington Fair Credit Reporting Act; the retaliation provisions of the Washington Workers’ Compensation Act; the Washington Industrial Safety and Health Act (WISHA), including any and all amendments to the above, to the fullest extent permitted by law;

•
violation of the Consolidated Omnibus Budget and Reconciliation Act of 1985 (COBRA); the Fair Labor Standards Act (FLSA); the Labor Management Relations Act (LMRA); the Employee Polygraph Protection Act; the Racketeer Influenced and Corrupt Organizations Act (RICO); the Electronic Communications Privacy Act; the Uniform Services Employment and Re-Employment Rights Act (USERRA); the Sarbanes-Oxley Act; the Civil Rights Act of 1964; Title VII; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Lilly Ledbetter Fair Pay Act; the Genetic Information Nondiscrimination Act of 2008 (GINA); the Americans with Disabilities Act of 1990 (ADA); the federal Family and Medical Leave Act of 1993 (FMLA); the Worker Adjustment and Retraining Notification Act (WARN); the Occupational Safety and Health Act (OSHA); the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974 (ERISA); the National Labor Relations Act (NLRA); the Immigration Reform and Control Act (IRCA); including any and all amendments to the above, to the fullest extent permitted by law; and

•	violations of all similar federal, state and local laws, to the fullest extent permitted by law.

(b)  “Released Party” or “Released Parties” includes First Financial Northwest, Inc., First Savings Bank Northwest, and each of its affiliates (including any partnerships or joint ventures), and the benefit plans of each such entity; and with respect to each such entity, all past, present and future employees, supervisors, managers, fiduciaries, directors, officers, owners, shareholders, representatives, agents, attorneys, assigns, insurers, whether acting in their individual or official capacities, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this paragraph; and with respect to each such entity and individual, all predecessors, successors and assigns.

(c)  Employee agrees that, except as may be required by subpoena, court order, or other force of law, Employee will not in any way assist any individual or entity in commencing or prosecuting any action or proceeding against any Released Party connected to any and all matters arising from any event that has occurred up to the date that Employee signed this Agreement.

(d)  Employee understands that he or she is releasing potentially unknown claims, and that Employee has limited knowledge with respect to some of the claims being released.  Employee acknowledges that there is a risk that, after signing this Agreement, he or she may learn information that might have affected Employee’s decision to enter into this Agreement.  Employee assumes this risk and all other risks of any mistake in entering into this Agreement.  Employee acknowledges that this Agreement and the release and discharge contained herein is fairly and knowingly made.  Employee is giving up all rights and claims of any kind, known or unknown, except for the rights specifically given in this Agreement.

(e)  This Agreement does not affect Employee’s rights, if any, to receive 401(k) benefits, medical plan benefits, unemployment compensation or workers’ compensation benefits, nor does it release any claims or rights which as a matter of law cannot be waived.

3.8  Indemnification; No Claims.  Employee agrees to indemnify and hold Released Parties harmless from and against any and all losses, costs, damages, or expenses, including, without limitation, reasonable attorneys’ fees incurred, arising out of any breach of Section 3.7 of this Agreement.  Employee, as a material part of this Agreement,  represents and warrants that there are no claims or potential claims that are capable of being asserted against the Released Parties which he or she has not asserted or which could be asserted on his or her behalf or on the behalf of his or her marital community or registered domestic partnership.

3.9  Affirmations.

(a)  Employee understands that Employer may deduct lawful and authorized deductions and withholdings, including federal and any state taxes, from payments made under this Agreement.  Employer makes no representations as to the tax consequences to Employee.  Employee acknowledges that he or she had adequate time to consult a financial advisor or accountant before signing this Agreement.

(b)  Employee affirms that he or she has not and will not initiate any suit, action, or arbitration before any federal, state or local judicial, administrative or other forum with respect to any matter arising out of or connected with his/her employment with Employer and/or the termination of that employment; and that, without subpoena, he or she will not, except at Employer’s request, testify in any judicial or administrative proceedings to which any Released Party is a party regarding any matter involving the affairs of any Released Party of which Employee has knowledge.  Nothing in this Agreement precludes Employee from filing a charge or complaint with an appropriate administrative agency.  However, Employee agrees that he or she is not entitled to and will not accept any monetary recovery as a result of filing such charge or complaint.

ARTICLE 4.  GENERAL PROVISIONS

4.1  Non-Admission.  This Agreement shall not be construed as an admission by Employee or any Released Party of any liability, breach of any agreement, or violation of any statute, law or regulation, nor shall it be construed as an admission of any deficient performance or breach of any professional obligation.

4.2  Governing Law.  This Agreement is governed by the laws of the State of Washington that apply to contracts executed and to be performed entirely within the State of Washington.

4.3  Headings Not Controlling.  The headings in the Agreement are for convenience only and shall not affect the meaning of the terms as set out in the text.

4.4  Attorney’s Fees.  In any dispute involving this Agreement, each Party shall be responsible for their own attorney’s fees and costs.

4.5  Severability.  It is further understood and agreed that if any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable.

4.6  Complete Agreement.  This Agreement represents and contains the entire understanding between the Parties in connection with the subject matter of this Agreement.  It is expressly acknowledged and recognized by all Parties that there are no oral or written collateral agreements, understandings or representations between the Parties other than as contained in this document.  Any modifications to this Agreement must be in writing and signed by both Parties to be effective.

4.7  Counterparts.  This Agreement may be executed in duplicate originals, each of which is equally admissible in evidence, and each original shall fully bind each party who executed it.  An e-mail or facsimile copy of the signature may be submitted as proof of execution, but the original signature page shall be sent by U.S. Mail to Employer’s Vice President, Human Resources no later than three (3) days after signature.

ARTICLE 5.  OLDER WORKERS’ BENEFIT PROTECTION ACT PROVISIONS

In accordance with the requirements of the Older Workers’ Benefit Protection Act, Employee expressly acknowledges the following:

5.1  Independent Legal Counsel.  Employee is advised and encouraged to consult with an attorney before signing this Agreement.  Employee acknowledges that, if he or she desired to consult an attorney, he or she had an adequate opportunity to do so.

5.2  Consideration Period.  Employee acknowledges that he or she has had at least forty-five (45) calendar days from the date the original Agreement was given to him or her on July 1, 2013 to consider this Agreement.  Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original forty-five (45) calendar day consideration period.

5.3  Signature Date.  To receive the benefits in this Agreement, Employee understands that he or she must sign and deliver this Agreement to Employer no earlier than September 15, 2013, and no later than September 30, 2013.

5.4  Revocation Period and Effective Date.  Employee has seven (7) calendar days after signing this Agreement to revoke it.  To revoke this Agreement after signing it, Employee must deliver a written notice of revocation to Employer’s Vice President, Human Resources before the seven (7) day period expires.  This Agreement shall not become effective until the eighth (8th) calendar day after Employee signs it (“Effective Date”).  If Employee revokes this Agreement, it will not become effective or enforceable, and he or she will not receive the benefits described in this Agreement.

5.5  Acceptance.  Employee agrees and accepts this Agreement.  Employee acknowledges that he or she is not signing this Agreement relying on anything not set out herein.

This Agreement consists of seven (7) pages.

8-16-13
Kari Stenslie	Date
Agreed by FIRST SAVINGS BANK NORTHWEST

8-16-13
By: Joseph W. Kiley III Its: President & Chief Executive Officer	Date